Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-177937) of Zuoan Fashion Limited of our report dated May 15, 2015, on the consolidated financial statements of Zuoan Fashion Limited, which appears on page F-1 of this annual report on Form 20-F for the year ended December 31, 2014.

/s/ GHP HORWATH, P.C.
Denver, Colorado
May 15, 2015